Exhibit 10.1

[date]

[Form of Stock Option Grant for members of the Board of Directors]

Dear [name]:

Pursuant to the terms and conditions of Adolor Corporation’s 2003 Stock-Base Incentive Compensation Plan (the ‘Plan’), I am pleased to advise you of your annual grant of a Non-Qualified Stock Option to purchase [number] shares (the ‘Option’) of common stock as outlined below:

Grant Date:	[date]

Option Price per Share:	$[price]	Total Cost to Exercise: $[total price]

Expiration Date:	[date]

Vesting Schedule:	100% of the Option shall vest on [date]; provided, however, that if prior [date], you resign from the Board of Directors of the Corporation other than for Cause (as defined in the Plan), the vesting of the Option shall accelerate so that the Option becomes immediately exercisable with respect to one twelfth (1/12) of the shares underlying such Option for each full month that has elapsed between the date of grant and the date of such resignation and provided further, however, that none of the Option shall vest if such resignation from the Board of Directors of the Corporation was for Cause.

You may elect at any time while on the Board of Directors of Adolor Corporation to exercise in full all of the shares subject to this Option prior to the vesting of the Option. Any such shares purchased prior to their vesting: (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option; and (ii) shall be subject to a repurchase right in favor of Adolor Corporation in the event of a termination of service as set forth in Section 8 of the Plan (a “Termination Event”). The repurchase right of Adolor Corporation shall be for any unvested shares and shall be at a price equal to the lesser of (x) the exercise price of such shares, or (y) the Fair Market Value of such shares on the date of repurchase, which right must be exercised by Adolor Corporation within 90 days of the Termination Event; provided that if Adolor Corporation does not exercise such repurchase right within such 90-day period, the Option shall become fully and immediately vested.

Kindly execute this letter as below and return it to me in the envelope provided. I have also enclosed a summary of the Adolor Corporation’s 2003 Stock-Based Compensation Plan, its Summary Description and the Company’s latest annual report (SEC Form 10-K), and a copy of the grant for your records.

We thank you for your many contributions to the Company, and look forward to working with you over the next year.

Sincerely,

Chief Financial Officer

I hereby acknowledge receipt of the Stock Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan.

Signature:		Date
[Director Name]